Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Employment Agreement”), dated as of the 13th day of June, 2013 ("Effective Date") is between and among Gold Hill Resources, Inc., a Nevada corporation (“GOLD HILL RESOURCES” or ”the "Company"), and Wayne Good, the undersigned executive (the "Executive").

RECITAL

It is now the mutual desire of the Company and the Executive to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of and following the Effective Date on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows;

1) EMPLOYMENT

(a) DUTIES. The Company agrees to employ the Executive as t Chief Executive Officer (CEO). Executive agrees to perform such reasonable responsibilities and duties as may be required of him by the Company consistent with that position. Executive's term of employment with the Company shall be renewed effective the Effective Date ("Employment Renewal Date"). Executive shall report directly to the Board of Directors of Gold Hill Resources, Inc. (either the "Board" or the "Board of Directors"), as applicable.

(b) INITIAL TERM OF EMPLOYMENT. The initial Term of the employment of the Executive by the Company under this agreement shall begin on the effective date and continue thru April 30, 2015, unless extended or terminated earlier in accordance with this agreement.

(c) RENEWAL TERM Upon the timely written request of the Executive to extend the Term of Employment, the Compensation Committee (the “Committee ”) of the Board of Directors (the “ Board ”) of the Company shall consider extending the Executive’s employment with the Company under this Agreement. To be timely, such request must be delivered to the Company’s Chief Executive Officer not earlier than three (3) months prior to the end of the then effective Initial Term or Renewal Term and, in any case, while the Executive remains an employee of the Company.

This Agreement and the Employment Term thereafter shall automatically be extended for an additional successive two-year period as of the second anniversary of the Employment Renewal Date and as of the last day of each successive two-year period of time thereafter that this Agreement is in effect (each of which shall be the "Employment Term"); provided, however, that if, prior to the date which is six months before the last day of any such Employment Term, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the Employment Term during which such notice is given (subject to earlier termination as described in Section 3(g). Such termination by either party shall be governed by Section 3 hereof.

c) OBLIGATIONS. During the Executive's employment with the Company, Executive shall devote his full business efforts and time to the Company. Executive agrees not to actively engage in any other position of employment, or consulting activity for any direct or indirect remuneration without the prior approval of the Board during his employment with the Company.

2) COMPENSATION AND BENEFITS

(a) BASE COMPENSATION. The Company shall pay the Executive as compensation for his services an annual base salary of $120,000 which shall not commence until Verdad Sale has been completed. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The annual base salary shall be reviewed every six month and increased at a minimum rate of 5% each year. The annual compensation specified in this Section 2(a), together with any increases in such compensation is referred to in this Agreement as "Base Compensation."

(b) BONUS. Executive shall be eligible for an annual bonus if any such bonus plan is offered to any other Company executives during the term of his employment. No bonus has been contemplated at this time.

(c) EXECUTIVE BENEFITS. During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in which senior executives of the Company are eligible to participate. The

Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other similarly situated senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its senior executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.

(d) EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable expenses incurred on behalf of the Company in accordance with the Company's policies and procedures for such reimbursements, as they may exist from time to time.

(e) VERDAD SALE, no compensation, payments, stock, options, severance or liabilities are due under this Employment Agreement until the Verdad Sale has been completed in full. This Employment Agreement is contingent upon Verdad Telecom, Inc. selling its 349,000 common stock shares of Gold Hill Resources, Inc. (“Verdad Shares”) for no less $300,000 (“Verdad Sale”). This provision is absolute and supersedes any provision of the Employment Agreement.

Initial:______.

3) SEVERANCE PAYMENTS

(a) Upon a termination of Executive's employment, the Company shall pay the Executive: (1) any unpaid Base Compensation due for periods prior to the date of Executive's termination, (2) any earned and unpaid bonus for the fiscal year prior to the fiscal year of Executive's termination, and (3) a fair and equitable severance package which shall not unreasonably be withheld to the Executive. Such severance pay package will be negotiated between Executive and the CEO and approved by the Board of Directors with such approval not being unreasonably withheld.

The Company shall pay the Executive all accrued and unused vacation through the date of Executive's termination; and following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to termination.

Any payments described above, other than any pro rata bonus payable as provided for above for the year of termination, shall be made promptly upon termination and within the period of time mandated by applicable law unless otherwise agreed between the parties to this agreement.

(b) TERMINATION FOR CAUSE. If the Executive's employment is terminated by the Company for Cause, the Executive shall not be entitled to receive severance payments or other benefits under this Section 3, except for his unpaid accrued Base Compensation, accrued and unused vacation pay.

(c) VOLUNTARY RESIGNATION. If the Executive's employment terminates by reason of Executive's voluntary resignation (including a resignation and notice by the Executive of non-renewal of the Employment Term pursuant to Section 1(b) above such termination will be treated as an Involuntary Termination, and the Executive shall not be entitled to receive severance payments or other benefits under this Section 3.

(d) DEATH OR DISABILITY. If the Executive's employment terminates as a result of his death or Disability, neither the Executive nor, in the case of death, Executive's beneficiary or estate, shall be entitled to any compensation, severance payments, or any other benefits under this Section except as required by law and as specified under Section 3.

4) CHANGE OF CONTROL PROVISION

If upon a Change of Control, Executive is not offered the President position of the combined corporation (or other business organization) resulting from such Change of Control, (i) a Severance Package approved by current Board of Directors prior to the change of control will be provided to the Executive.

5) OTHER AGREEMENTS AND NOTICES

(a) CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT Executive agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Executive during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere.

For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries. Executive shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein. Employee hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Executive hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Executive's identity in connection with any distribution or use thereof alone or in combination with other materials.

This assignment and assignment obligation applies to all Discoveries and Work Product arising during Executive's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. At the request of the Company, Executive shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Executive's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

(b) PROPRIETARY INFORMATION. As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Executive, or information that Executive learned prior to the Effective Date of this Agreement. Executive acknowledges that the Proprietary Information constitutesaprotectible business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company. Executive acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Executive or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Executive shall immediately return to the Company all such items in his possession and all copies of such items.

6) DEFINITIONS - As used herein, the terms have the following meanings:

(a) CAUSE. "Cause" means the Executive's termination only upon: (i) the Executive's willful failure to substantially perform his material duties (other than as a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment) for a period of ninety (90) days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (ii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company, or (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a belief that the act or omission was in the Company's best interests.

The Company may not terminate the Executive's employment for Cause unless: (1) a determination that Cause exists as determined and approved by the Company's Board of Directors, (2) the Executive is given at least 72 hours prior written notice of the Board meeting called to make such determination, and (3) the Executive is given the opportunity to address such meeting prior to a vote of the Board.

(b) CHANGE OF CONTROL.

(i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, any person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such transaction, and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving entity immediately following such transaction shall not be included in the group of shareholders of the Company immediately prior to such transaction; or

(iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.

(c) CONSTRUCTIVE TERMINATION. "Constructive Termination" means the Executive terminates his employment with the Company as a result of one or more of the following events (unless, in the case of (ii) below, such event(s) applies generally to all officers of the Company): (i) a reduction in the Executive's Base Compensation; (ii) without the Executive's express written consent, a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefit package is significantly reduced; (iii) without the Executive's express written consent, the Company fails to retain the Executive as its President; (iv) the Company substantially reduces Executive's authority or responsibility as its President.

(d) DISABILITY. "Disability" means a mental or physical impairment which prevents Executive from performing the responsibilities and duties of his position to the satisfaction of the Board for a period of at least ninety (90) days.

(e) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean: (i) termination by the Company of Executive's employment with the Company for any reason other than Cause, death, or Disability or (ii) a Constructive Termination.

(f) UNDEFINED TERMS. Terms not defined herein shall have the meanings given to such terms in the Plan, as in effect on the date hereof.

7) COVENANTS NOT TO SOLICIT AND NOT TO COMPETE

(a) For a period beginning on the Effective Date and ending on the longer of (i) twelve (12) months following the date upon which Executive's employment with the Company terminates, or (ii) the end of the Severance Period, the Executive, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, or founder otherwise, shall: (i) not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of the Executive's termination, or products or services which the Company has under development or for which are the subject of active planning at the time of the Executive's termination; provided, however, that the Executive, may own as a passive investor, publicly-traded securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than 3% of any class of outstanding securities of such corporations; (ii) refrain from hiring or attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or its resellers or distributors and (iii) refrain from directly or indirectly soliciting competitive business from any of the Company's customers and users, resellers or distributors on behalf of any business which competes the Company.

(b) The Executive understands that the restrictions set forth in this Section 7 are intended to protect the Company's interest in its "proprietary information" (as herein defined) and establish customer relationships in good will, and agrees that such restrictions are reasonable and appropriate for this purpose.

(c) The Executive agrees that it would be difficult to measure any damages caused by the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition all other remedies that it may have, to injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, if Executive breaches the promises set forth in this Section 7, upon or after a termination of employment pursuant to Section 3(a), the Company shall (i) cease all payments pursuant to Section 3(a), (ii) terminate all benefits pursuant to Section 3(b) and (iii) all unvested stock grants shall terminate and Executive will return all non-vested shares in his procession to the Company.

8) PRIOR AGREEMENTS

Executive represents that Executive has not entered into any agreements, understandings, or arrangements with any person or entity which would be breached by Executive as a result of, or that would in any way preclude or prohibit Executive from entering into this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.

9) NOTICES

Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar overnight service or (iii) three (3) days after mailing, if mailed by first-class mail, postage prepaid, to the following addresses:

If to the Executive:

Wayne Good

612 7Th Ave (PO 886)

Gold Hill, OR 97525

If to the Company:

Gold Hill Resources, Inc.

1328 Balboa Blvd. #C

Newport Beach, CA 92663

or to such other address as any party hereto may designate by notice given as herein provided.

10) GOVERNING LAW

This Employment Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules of the State of Nevada.

11) AMENDMENTS

This Employment Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

12) SEVERABILITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

13) SUCCESSORS

(a) COMPANY'S SUCCESSORS

Any successor to the Company (whether director indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) EXECUTIVE'S SUCCESSORS

The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, devisees or legatees.

14) ENTIRE AGREEMENT

This Agreement, and any restricted stock agreements for the Stock Grant, and any other documents prepared pursuant to this Employment Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace all prior agreements or understandings relating to the subject matter hereof, including, without limitation, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of a conflict between the terms of this Agreement and any document incorporated herein, the terms of this Agreement shall prevail. In the case of conflict between the terms of this Employment Agreement or the foregoing agreements (the "Terms") and the provisions of any plan, policy, or practice of the Company as is in effect from time to time (the "Provisions"), Executive's rights or the Company's obligations shall be controlled by this Employment Agreement.

15) RIGHT TO ADVICE OF COUNSEL

Executive acknowledges that he has had the opportunity to discuss this matter with and obtain the advice of legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement and the tax consequences thereof, and is knowingly and voluntarily entering into this Agreement.

16) WITHHOLDING

The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

17) COUNTERPARTS

This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

18) EFFECT OF HEADINGS

The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

GOLD HILL RESOURCES, Inc.:

By: Chaslov Radovich,

Signature:

Date:

EXECUTIVE:

Wayne Good,

Signature:

Date: